Exhibit 99.1

Lipocine to Present at A.G.P.’s Annual Virtual Healthcare Company Showcase

SALT LAKE CITY, May 18, 2026 /PRNewswire/ -- Lipocine Inc. (NASDAQ: LPCN), a biopharmaceutical company leveraging its proprietary technology platform to augment therapeutics through effective oral delivery, today announced that management will participate in a fireside chat at A.G.P.’s Annual Healthcare Company Showcase being held Wednesday, May 20, 2026.

Fireside Chat Details:

Time: 3:00 PM ET

Date: Wednesday, May 20, 2026

Investors can register for the conference and view the fireside chat here.

About Lipocine

Lipocine is a biopharmaceutical company leveraging its proprietary technology platform to develop innovative products with effective oral delivery. Lipocine has drug candidates in development as well as drug candidates for which we are exploring partnerships. Our drug candidates represent enablement of differentiated, patient friendly oral delivery options for favorable benefit to risk profile which target large addressable markets with significant unmet medical needs.

Lipocine’s development pipeline includes: LPCN 1154 for the treatment of postpartum depression, LPCN 2201 for treatment of major depressive disorder, LPCN 2101 for the treatment of epilepsy, LPCN 2203 targeted for the management of essential tremor, LPCN 2401 as an aid for improved body composition in obesity management, LPCN 1148 targeted for the management of symptoms associated with liver cirrhosis, and LPCN 1107 our candidate for prevention of preterm birth. TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate developed by Lipocine, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. For more information, please visit www.lipocine.com.

SOURCE Lipocine Inc.

For further information:

Krista Fogarty

Phone: (801) 994-7383

kf@lipocine.com

Investors:

PJ Kelleher

Phone: (617) 430-7579

pkelleher@lifesciadvisors.com